EXHIBIT 4.1

                                    AMENDMENT

                                       TO

                             HEALTHWORLD CORPORATION

                             1997 STOCK OPTION PLAN

            AMENDMENT (this "Amendment") to the Healthworld Corporation 1997 Stock Option Plan, as amended (the "Plan"). Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Plan.

            WHEREAS, the Plan was adopted in 1997 by Healthworld Corporation, a Delaware corporation (the "Company"), and was subsequently amended in June 1998 to increase the number of shares available under the Plan by an aggregate of 700,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock");

            WHEREAS, the Board of Directors adopted, subject to stockholder approval, and the stockholders of the Company at the Annual Meeting of Stockholders of the Company held on June 9, 1999, approved, a subsequent amendment to the Plan (i) to increase the number of shares available under the Plan by an aggregate of 500,000 shares of Common Stock, and (ii) to increase the amount of stock options to be granted automatically to each non-employee director annually from options to purchase 10,000 shares of Common Stock to options to purchase 20,000 shares of Common Stock, and to provide that such grants to non-employee directors shall become fully exercisable on the date of grant; and

            WHEREAS, all terms and conditions of the Plan, other than as specifically amended as set forth in this Amendment, shall remain in full force and effect.

            NOW THEREFORE, the Plan has been amended as follows:

      The first sentence of Section 3 of the Plan is deleted in its entirety and the following sentence is inserted in its place:

            "1,910,000 of the authorized but unissued shares of the Common Stock, $.01 par value, of the Company (the "Common Stock") are hereby reserved for issue upon the exercise of Options granted under the Plan; provided, however, that the number of shares so reserved may from time to time be reduced to the extent that a corresponding number of issued and outstanding shares of the Common Stock are purchased by the Company and set aside for issue upon the exercise of Options."

      Section 6(B)(i) of the Plan is deleted in its entirety.


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      Section 6(B)(ii) of the Plan is deleted in its entirety and the following sentence is inserted in its place:

            "(ii) Annually, on the date of each annual meeting of the stockholders of the Company, each Non-Employee Director shall be granted a Non-Employee Director's Formula Option to purchase 20,000 shares of the Common Stock at the initial per share option price equal to the fair market value of a share of the Common Stock on the date of grant."

      Section 6(B)(iii) of the Plan is deleted in its entirety and the following sentence is inserted in its place:

            "(iii) Each Non-Employee Director who becomes a director prior to the date of any annual meeting of the stockholders of the Company shall be granted, on the date he or she becomes a director, a Non-Employee Director's Formula Option to purchase 20,000 shares of the Common Stock at the initial per share option price equal to the fair market value of a share of the Common Stock on the date of grant."

      Section 6(B)(iv) of the Plan is deleted in its entirety and the following sentence is inserted in its place:

            "(iv) A Non-Employee Director may during the period commencing on the date of the granting of a Non-Employee Director's Formula Option to him or her exercise such Option with respect to all of the shares granted thereby."

            IN WITNESS WHEREOF, the Secretary of the Company has executed this Amendment and certifies that the amendment to the Plan set forth above accurately reflects the amendment to the Plan adopted by the Board of Directors and the stockholders of the Company.

                                       /s/ Stuart Diamond
                                       ---------------------------------
                                       Stuart Diamond, Secretary


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